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Contact:   Charles Borgognoni         Peggy Ballman          Timothy Cost
           Public Affairs             Public Affairs         Investor Relations

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                         BRISTOL-MYERS SQUIBB TO ACQUIRE
                 DUPONT PHARMACEUTICALS COMPANY FOR $7.8 BILLION

                 -- Move Advances Company's Strategy for Growth,
                   Focusing on Expanding Medicines Business --

              -- Acquisition of Sustiva Enables Company to Provide
                    Broader Range of Leading HIV Therapies --

         NEW YORK, N.Y. (June 7, 2001) -- Bristol-Myers Squibb Company (NYSE:
BMY) today announced a definitive agreement to purchase the DuPont Pharmaceuticals Company, a wholly-owned subsidiary of DuPont (NYSE: DD), for $7.8 billion. The acquisition will further strengthen Bristol-Myers Squibb's medicines business, which has been the focus of the company's Strategy for Growth to double sales, earnings and earnings per share between year-end 2000 and 2005.

         "This acquisition is an important step in aggressively implementing our growth strategy, which envisions expanding our medicines business through acquisitions, joint ventures, licensing and co-promotion agreements, as well as through our own intensive and productive research and development efforts," said Peter R. Dolan, president and chief executive officer, Bristol-Myers Squibb.

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         "DuPont Pharmaceuticals is a valuable company that will bring significant additional value to Bristol-Myers Squibb. It has outstanding people as well as great products that will add to our strong virology and cardiovascular franchises. Several of the promising compounds in its research and development pipeline have novel mechanisms of action and blockbuster potential. They have the potential to address serious unmet medical needs, and contribute to the acceleration of our pharmaceutical sales and earnings growth in the future," said Mr. Dolan.

         Last year, DuPont Pharmaceuticals realized sales of $1.5 billion. Key products include Sustiva, the best-in-class non-nucleoside reverse transcriptase inhibitor; Coumadin, a widely-used oral blood anticoagulant; and Cardiolite, a cardiovascular radiopharmaceutical that is the gold standard. In its R&D pipeline, high-potential products in clinical development include an oral blood coagulation inhibitor for deep vein thrombosis and a novel agent for treating depression and anxiety. Other promising compounds include a selective estrogen receptor modulator (SERM) for the treatment of breast cancer, novel agents affecting cellular processes associated with inflammatory diseases, and a selective receptor modulator for the treatment of obesity.

         Under terms of the agreement, Bristol-Myers Squibb will pay $7.8 billion in cash for DuPont Pharmaceuticals. Subject to approval by appropriate regulatory agencies and customary closing conditions, the transaction should be completed by the end of the year. Assuming a December 31 close, the transaction is expected to be accretive to earnings per share (EPS) beginning in 2003. In 2002, it will be dilutive to EPS by between zero and three cents. In 2003, the transaction will be accretive to EPS by between six and






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eight cents. In years following 2003, the annual EPS growth rate will be significantly enhanced, probably in the range of two percentage points per year. As a result of the transaction, Bristol-Myers Squibb expects to record a one-time, in-process R&D write-off and restructuring liability in the range of $2 billion to $3 billion.

         Bristol-Myers Squibb also announced that Richard J. Lane, president, Worldwide Medicines Group, and executive vice president, Bristol-Myers Squibb, will oversee the integration of DuPont Pharmaceuticals and Bristol-Myers Squibb. Rick E. Winningham, president, Immunology and Oncology, and Global Marketing, Bristol-Myers Squibb Worldwide Medicines Group, will manage the integration team, reporting to Mr. Lane.

         "Since announcing our Strategy for Growth last September, Bristol-Myers Squibb has been moving forcefully to focus on our core medicines business," said Charles A. Heimbold, Jr., chairman of the board, Bristol-Myers Squibb. "Under Peter Dolan's dynamic leadership, these efforts are being accelerated to bring maximum benefit to the patients and doctors who rely on our products as well as to our shareholders and other stakeholders."

         In addition to the DuPont Pharmaceuticals acquisition, Bristol-Myers Squibb has announced other elements of its Strategy for Growth, including the intended sale of its Clairol beauty care business to Procter & Gamble, and the planned spin-off of its Zimmer orthopaedic implants business later this year.




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         Bristol-Myers Squibb is an $18 billion pharmaceutical and related health care products company whose mission is to extend and enhance human life.

Bristol-Myers Squibb will conduct an analyst conference call on Friday, June 8 at 9:00 a.m. (ET) to discuss the acquisition. Investors may listen to the call by linking to the Webcast at www.bms.com/ir. A replay of the call will be available through the close of business, Tuesday, June 12 by calling 402-280-9013.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product development, growth opportunities for existing products, operating efficiencies or synergies, and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, governmental regulations and legislation, patent positions and litigation. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 2000 annual report or Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or other wise.

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